Exhibit 10.1.36

AMENDMENT NO. 1 TO THE MASTER SERVICES AGREEMENT

This Amendment No. 1 (the “Amendment”) amends the Master Services Agreement dated August 17, 2012 (the “MSA”) by and between New Skies Satellites B.V. (“SES”), a Dutch company with offices at Rooseveltplantsoen 4, 2517 KR, The Hague, Netherlands, and Gogo LLC (“Customer”), a Delaware limited liability company with offices at 1250 N. Arlington Heights Road, Suite 500, Itasca, IL 60143 United States (each individually referred to as a “Party” and collectively as the “Parties”). This Amendment is made effective as of the date of the last signature hereto (the “Effective Date”).

WHEREAS, SES and Customer entered into the MSA for the provision and receipt of SES Services; and

WHEREAS, the Parties desire to amend the MSA as set forth herein.

NOW, THEREFORE, the Parties agree to amend the Terms and Conditions of the MSA as described below:

1. Section 5, Permitted Use. This Section is deleted in its entirety and replaced with the following:

5. Permitted Use. Service is provided for Customer’s and each of its Affiliate’s own use solely for (i) transmissions of its own digital signals, (ii) Video Programming Services, or (iii) the provision of value-added telecommunications services by Customer and its Affiliates to each of its customers, respectively. Customer is responsible for all facilities communicating with the Satellite (unless otherwise set forth in the Service Order). In no event shall Customer and its Affiliates be permitted to resell Service, in whole or in part, to any other person or entity, except as expressly provided as part of a value added telecommunications service to Customer’s or its Affiliates’ customers (i.e., circumstances in which Customer or an Affiliate provides to each of its customers substantially more communications facilities than “bare” space segment capacity). Customer shall ensure that any Video Programming Services comply with all applicable legal, governmental and regulatory requirements and directions, and license conditions, in effect in any jurisdiction in which Customer and its Affiliates use Service or in which Service can be received by Customer, an Affiliate, or by any person marketing such Video Programming Services with Customer’s or an Affiliate’s authority, including without limitation restrictions and requirements as to labeling of content, copyright, hours of availability, encryption, age verification and other restrictions as to access. On the request of SES at any time, Customer shall promptly provide SES with written certification signed by an authorized officer of Customer that Customer’s and its Affiliates’ Video Programming Services comply with this Section 5. Customer shall promptly provide SES with such details as SES may reasonably request to satisfy SES as to Customer’s compliance with the requirements of this Section 5 and to enable SES to respond to any request for information made by any governmental or regulatory agency in relation to such Video Programming Services. Customer shall promptly advise SES of any notice or any written communication received by Customer, an Affiliate, Customer’s or Affiliates’ customers or end-users, or any agent or representative of any of them, from any governmental or regulatory agency in relation to Service, and provide SES with a copy of such notice or other written communication and any response by Customer or on Customer’s behalf. Without limiting the foregoing, Customer shall be responsible to SES for any and all use of the Service or transmissions via the Service by any Affiliate to the same extent as Customer would be for its own use or transmissions, and all references in this MSA to Customer’s responsibilities to SES regarding Customer’s use or transmissions shall be interpreted accordingly.

For purposes of this Section 5, (a) “Affiliate” shall mean any entity that controls, is controlled by, or is under common control with Customer; and (b) “control” shall mean ownership of at least fifty-one percent (51%) of the outstanding voting stock of an entity or the actual power to direct the management and policies of an entity.

The terms of the MSA are amended and modified by the terms and conditions of this Amendment, which shall supersede and prevail over any conflicting terms and conditions set forth in the MSA. Except as specifically set forth herein (or as set forth in any other written amendments which may be entered into between the Parties), all of the terms and conditions of the MSA remain unmodified and in full force and effect. No waiver, modification, or addition to this Amendment or the MSA shall be valid unless in writing and signed by the Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have duly executed (by an authorized officer of each Party) and delivered this Amendment as of the Effective Date.

GOGO LLC		NEW SKIES SATELLITES B.V.

By:	/s/ Saumil Mehta	By:	/s/ Simon Gatty-Saunt

Name:	Saumil Mehta	Name:	Simon Gatty-Saunt

Title:	VP & Asst. General Counsel	Title:	Vice President Sales Europe & CIS

Date:	November 14, 2012	Date:	30th November 2012

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